Exhibit 99.1

MESABI TRUST

PRESS RELEASE

New York, New York
July 14, 2006

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of $0.40 per Unit of Beneficial Interest payable on August 20, 2006 to Mesabi Trust unitholders of record at the close of business on July 30, 2006. This compares to a distribution of $0.37 per Unit for the same period last year.

The $0.03 per Unit increase in the distribution, as compared to the same quarter last year, is attributable to slightly higher iron ore pellet prices during the quarter as reported by Northshore Mining Company (“Northshore”), the lessee/operator of the mine on Mesabi Trust lands. The higher pellet prices resulted in an increase in the royalty bonus payment for iron ore shipments from Silver Bay, Minnesota, in the calendar quarter ended June 30, 2006. The increase in the bonus royalty payment was partially offset by a slight decrease in the base royalty payment resulting from a reduction in the total shipments of iron ore pellets during second calendar quarter of 2006. The increase in the distribution per Unit is also attributable to certain positive adjustments to the base royalty and bonus royalty received by the Mesabi Trust in the calendar quarter ended March 31, 2006. These adjustments to the previous quarter’s royalties resulted from pricing adjustments under term contracts between Northshore, Northshore’s parent Cleveland-Cliffs Inc (“CCI”) and certain of their customers (the “CCI Pellet Agreements”).

Based on the shipments of iron ore during the second calendar quarter of 2006, Mesabi Trust is expecting to receive a base royalty of $2,591,775 (representing actual shipments of iron ore mined from Mesabi Trust lands of approximately 1,335,775 tons). Mesabi Trust is also expecting to receive a bonus royalty in the amount of $2,588,740 with respect to shipments during the second calendar quarter of 2006. The base royalty and bonus royalty amounts will be supplemented by an additional $87,300 representing positive adjustments of $39,682 and $47,618, respectively, to last quarter’s base royalty and bonus royalty amounts. The total royalty payment expected to be received by Mesabi Trust on July 31, 2006 from Northshore is $5,382,982 (including a royalty payment of $115,167 payable to the Mesabi Land Trust). With the $0.40 per Unit distribution announced today, the Trustees of the Mesabi Trust are distributing $5,248,004 of the total royalty payment payable to Mesabi Trust.

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry. The resulting royalties paid to the Mesabi Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands. Further, the prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Mesabi Trust) from quarter to quarter and on a comparative historical basis; these variations, which can be positive or negative, cannot be predicted by the Trustees of the Mesabi Trust.

Royalty payments received in 2005 and 2006 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the CCI Pellet Agreements.

With respect to the balance of 2006, Northshore has not advised Mesabi Trust as to its expected 2006 shipments of iron ore products or what percentage of 2006 shipments will be from Mesabi Trust iron ore. CCI has previously reported that it currently expects scheduled 2006 pellet production at Northshore (using iron ore mined from both Mesabi Trust lands and from other than Mesabi Trust lands) to be approximately 4.9 million tons. CCI has not provided the Mesabi Trustees with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments at Northshore in 2006 and royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties), could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market or other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments which can be positive or negative and are dependent in part on multiple price and inflation index factors under agreements to which the Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749